Lease Agreement

Party A:	Chongqing Xinweiyang Stone Co., Ltd	(It is called as Party A below)

Party B:	Chongqing CAT9 Industrial Co., Ltd	(It is called as Party B below)

According to the provisions of the People's Republic of China Contract Law and relevant laws and regulations, based on voluntary, equality and mutual benefit, through friendly negotiation, both parties reached the following agreement regarding to the lease matters, for mutual compliance:

1. Description of the leased louse

1.1 Party B lease the property located in Room 5, Floor 13, Building 8, Jiuxi Guoji, Nan’an District, Chongqing City to Party B for business operation. The total area is 224.85 square meters.

1.2 The internal affiliate facilities: 3 hanging air conditioners, and 3 packaged air conditioners.

2. Termination

The rent duration is 1 years, from 2017.10.25 to 2018.10.24 . Should party B wish to renew the lease, the rent for each year will be increased 5% of the rent of the previous year.

3. Payment for the rent and deposit

The rent is 12,000 RMB per month and it will be paid to Party A for each quarter, the date of each payment is 10 days in advance. The deposit is 12,000 RMB . If Party B will not continue to lease the property after expiration, Party A shall return the deposit back to Party B on time. If Party B does not continue to lease the property during the leasing period, Party A will not return the deposit back to Party B.

4. The rights and obligations of Party A

4.1 Party A shall give access to Party B before 2017.10.15, to inspect the meter up of water, electricity and gas with Party B, and pay all bills of water, electricity, gas and property management.

4.2 Party a must guarantee the property leased to Party B is able to engage in commercial management. Party B shall release the property leased by Party B to a third party, and shall not raise the rent during the rental period.

4.3 Party B shall guarantee that there is no legal dispute about the property leased, and the owners of the property all agree to lease it to Party B to use.

4.4 Party B shall provide related certificates and assist Party B to handle business license.

4.5 After the expiration, Party A shall have right to ask the property back if Party B does not continue to lease the property. The equipment bought by Party B which is movable and removable is belonging to Party B. Party B shall notice Party A within a month before the expiration, and shall remove within 5 days after the expiration, and Party A shall not have the objection.

4.6 Party A can transfer the property to the third party, but shall notice to Party B 3 months in advance and guarantee the right of Party B to first refusal.

4.7 Party A shall notice Party B the date to transfer the property to the third party on time, to make sure that Party B can pay the rent.

5. The rights and obligations of Party B

5.1 Party B shall not use the property to do illegal activities, and shall not keep prohibited, flammable and explosive articles in the property.

5.2 During the leasing period, Party B is responsible for the expense for the water, electricity, gas, sanitary, property management, and shall pay these fees on time.

5.3 Party B operates by itself, and is responsible for the profit and loss, and bear legal and civil and economic responsibilities.

5.4 Party B shall pay the rent according to the terms of the agreement.

5.5 After Party A sell its property to the third party, Party B shall pay rent to the new owner on time.

6. Renewal of the lease

6.1  After the termination, Party A shall notice Party B 1 month in advance if it will not continue lease the property to Party B and Party B shall return the property back on time. If Party A will continue to lease the property, Party shall have the first leasing right. Party B shall notice Party A 1 month in advance if it needs to continue to use the property, and both parties can sign a new lease agreement based on actual situation and after negotiations.

6.2     During the leasing period, Party B can release the property to a third party if it pays a lot for decoration and notices Party A in advance. (It is changed to: If Party B will not continue to lease the property, it can transfer to a third party after noticing Party A. After Party A return the deposit back to Party B, each party will be responsible for a half for the actual transferring expense.

7. Alteration and dissolution of the agreement

7.1 Party A shall have the right to dissolve the agreement if Party B has the following circumstances:

7.1.1 Do not pay the rent on time, and Party B shall pay the penalty according to 4‰ each day, and if delay more than 1 month, Party A shall have the right to dissolute the agreement.

7.1.2 Do some activities which is illegal.

7.2 Party B has the right to dissolute the agreement if Party A has the following circumstances:

7.2.1 During the leasing period, if Party A have some disputes with the third party for this property, and causes Party B cannot operate normally more than 5 days.

7.2.2 Party A deposit or transfer the property the third party without permission in writing from Party A.

7.2.3 There is some damage for the property, which have some damage to the safety.

7.3 During the leasing agreement, both parties can change or dissolute the agreement if the following circumstances happen:

7.3.1 Both parties change or dissolute the agreement with negotiation.

7.3.2 Due to the force majeure factors such as earthquake, typhoon, flood and war, the facade and its ancillary facilities are damaged, and the cost contract cannot be carried out objectively.

7.3.3 During the leasing period, the property leased by Party B is expropriated, requisitioned or demolished. (Add: the contract is terminated automatically, Party B shall move out within 50 days from the date of promulgation of the demolition notice)

8. Others

8.1 During the leasing period, the fee for water, electricity and rent paid by Party B are all kinds of expense of Party A, and Party A shall give the related vouchers to Party B.

8.2 Party A and Party B should terminate the contract ahead of time if there are special circumstances, and notify the other party one month in advance, and the contract can be terminated only after the two parties have reached consensus.

8.3 During the period of the contract, Party B shall bear the tax due to the adjustment or increase of the leased property.

8.4 If there is any dispute in the execution of the contract, the two parties shall settle the dispute by negotiation; any party may sue the people's court in the place where the facade is located if the negotiation fails.

8.5 Both parties may adopt the supplementary agreement for the untold matters. The supplementary agreement is an integral part of this contract, which has the same legal effect as this contract.

8.6. This contract with the supplementary provisions and the appendices are 3 pages, a duplicate. Both parties hold one which is equally authentic.

Lessor(Party A): Chongqing Xinweiyang Stone Co., Ltd	Lesser(Party B): Chongqing CAT9 Industrial Co., Ltd

Representative(signature):	Representative(signature): Wang Xiaolan

Phone:	Phone:

Address:	Address:

Signature place:	Signature date: 2017.10.15